UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 14, 2009

Landry's Restaurants, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-22150	76-0405386
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1510 West Loop South, Houston, Texas		77027
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-850-1010

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On January 14, 2009, Landry’s Restaurants, Inc. (the "Company") announced that, in connection with the previously announced cash tender offers and consent solicitations for its outstanding 9.5% Senior Notes due 2014 (CUSIP No. 51508LAC7) (the "9.5% Notes") and 7.5% Senior Notes due 2014 (CUSIP Nos. 51508LAA1 and 51508LAB9) (the "7.5% Notes" and, together with the 9.5% Notes, the "Notes"), the Company has received the requisite consents from holders of the Notes to amend the respective indentures.

As of 5:00 p.m., New York City time, on January 14, 2009, the consent payment deadline for the tender offers, tenders and consents had been received with respect to $391.0 million aggregate principal amount of the 9.5% Notes (approximately 98.8% of the total outstanding principal amount) and $3.3 million aggregate principal amount of the 7.5% Notes (approximately 76.9% of the total outstanding principal amount). The consent of holders of at least a majority of the aggregate principal amount of the outstanding 9.5% Notes and the outstanding 7.5% Notes was required to amend the respective indentures. Accordingly, the Company has executed supplemental indentures with U.S. Bank National Association, as Trustee, effectuating the proposed amendments to the indentures for the Notes, as described in the Offer to Purchase and Consent Solicitation Statements dated December 23, 2008. The Notes tendered may no longer be withdrawn and consents delivered may no longer be revoked.

The tender offers are scheduled to expire at 5:00 p.m., New York City time, on January 29, 2009, unless terminated or extended. The supplemental indentures will become operative on the payment date for the Notes.

The press release announcing the receipt of the requisite consents and execution of the supplemental indentures is set forth in Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Exhibit No. Description

99.1 Press release dated January 14, 2009.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Landry's Restaurants, Inc.

January 14, 2009	By:	Steven L. Scheinthal

Name: Steven L. Scheinthal
Title: EVP & General Counsel

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Exhibit Index

Exhibit No.	Description

99.1	Press Release dated January 14, 2009